Exhibit 99.1

News

Bausch & Lomb Reports Second-Quarter 2007 Financial Performance

•                  Net sales up 14 percent, 11 percent excluding currency benefits

•                  Company reports earnings per share of $0.27 compared to net loss of $0.28 in prior year

FOR RELEASE WEDNESDAY, AUGUST 8, 2007

ROCHESTER, N.Y. — Bausch & Lomb (NYSE:BOL) today filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission (SEC) for the second quarter and six months ended June 30, 2007.  The filing can be accessed via the SEC’s website at www.sec.gov or Bausch & Lomb’s website at www.bausch.com.

Use of Non-GAAP Measures

This news release contains non-GAAP financial measures.  The Company uses constant-currency sales growth as a key performance metric to assess organic business growth.  Constant currency is a non-GAAP financial measure, calculated by translating current-year and prior-year local currency revenues and expenses at the same predetermined exchange rates.  The translated results are then used to determine year-over-year percentage increases or decreases that exclude the impact of currency.

Also, in the discussion of year-to-date operating performance which follows, the Company notes charges associated with the May 2006 market withdrawal of ReNu® with MoistureLoc® solution (MoistureLoc), and provides certain information about growth rates prior to the recording of those charges.  The Company’s management believes such supplemental disclosure is useful and relevant because it provides a basis for understanding underlying business performance independent of these items.

Net Sales and Earnings

Second-quarter consolidated net sales of $649.5 million grew 14 percent (11 percent in constant currency) compared to $571.5 million reported in the same period in 2006.  All of the Company’s geographic operating segments, and four of its five product categories, reported increased sales.

For the first six months of 2007, net sales totaled $1,228.4 million, compared to $1,117.5 million in 2006, a reported growth rate of 10 percent (6 percent on a constant-currency basis).  Prior-year net sales were reduced by $19.1 million in provisions for customer returns and other sales reductions associated with the MoistureLoc recall.  Excluding those provisions, year-to-date 2007 net sales increased 8 percent, or 5 percent in constant currency, with growth in each geographic segment and in the Company’s contact lens, pharmaceuticals and cataract/vitreoretinal product categories.

Bausch & Lomb reported net earnings of $15.0 million, or $0.27 per share, in the second quarter of 2007, compared to a net loss of $15.1 million or $0.28 per share in 2006.  For the first six months of 2007 reported net earnings were $33.5 million, or $0.60 per share, compared to a net loss of $3.3 million, or $0.06 per share, in 2006.  First-half 2006 net earnings were reduced by provisions associated with the MoistureLoc recall totaling $19.6 million or $0.35 per share.

Net Sales by Operating Segment

The following chart summarizes net sales by geographic operating segment.

Dollar Amounts in Millions	Net Sales	Percent Increase (Decrease) Actual Dollars	Percent Increase (Decrease) Constant Currency
Quarter Ended June 30, 2007
Americas	$272.8	9%	8%
Europe	252.2	16%	9%
Asia	124.5	19%	19%
Total Company	$649.5	14%	11%

Quarter Ended July 1, 2006
Americas	$250.2	(2)%	(3)%
Europe	217.0	(4)%	(4)%
Asia	104.3	(16)%	(14)%
Total Company	$571.5	(6)%	(6)%

Six Months Ended June 30, 2007
Americas	$514.9	3%	3%
Europe	482.3	20%	11%
Asia	231.2	7%	6%
Total Company	$1,228.4	10%	6%

Six Months Ended July 1, 2006(1)
Americas	$497.7	1%	—%
Europe	403.4	(9)%	(5)%
Asia	216.4	(4)%	—%
Total Company	$1,117.5	(4)%	(2)%

(1)             2006 amounts reflect the impact of the voluntary recall of MoistureLoc. Provisions for sales returns and other sales reductions associated with the recall reduced year-to-date Americas region net sales by $0.6, Europe region net sales by $18.0 and Asia region net sales by $0.5.

Americas region sales growth in the second quarter reflected gains in each product category with the exception of refractive surgery. Contact lens sales increased 8 percent, due to advances in sales of single vision spherical (SVS) products, led by the PureVision® brand of silicone hydrogel lenses, combined with overall higher sales of both toric and multifocal contact lenses.  Lens care sales grew 4 percent (3 percent in constant currency). Pharmaceuticals sales increased 17 percent in the second quarter, led by the Company’s lines of prescription drugs containing loteprednol etabonate (Lotemax®, Alrex®  and Zylet® ophthalmic drops), combined with higher sales of ocular vitamins, drug delivery implants and over-the-counter general eye care products, including the recently acquired Alaway™ product line for relieving itchy eyes associated with allergies.  In the cataract/vitreoretinal category, Americas region sales grew 7 percent (6 percent in constant currency) as a result of strong gains for intraocular lenses (IOLs).  Revenues from phacoemulsification products declined from the prior year, as customers anticipate expanded availability of Bausch & Lomb’s new Stellaris™ microsurgery platform later in 2007.  Refractive surgery sales were even with 2006 in the second quarter and down 1 percent in constant currency.

Europe region second-quarter net sales grew in every product category.  Contact lens sales advanced 13 percent (6 percent in constant currency), primarily due to higher sales of PureVision silicone hydrogel products, which outpaced declines for traditional hydrogel lenses and other products that are being discontinued.  Lens care sales grew 11 percent in the second quarter (4 percent in constant currency), mainly due to higher sales of ReNu branded multipurpose solutions.  Europe region pharmaceuticals sales grew 24 percent in the second quarter (16 percent in constant currency), led by higher sales of products for treating dry eye and inflammation, combined with higher sales of ocular vitamins.  Sales of cataract/vitreoretinal products advanced 13 percent (7 percent in constant currency), reflecting higher sales of IOLs and disposable products.  Refractive surgery sales grew 8 percent (2 percent in constant currency).

Asia region sales growth reflected higher sales of contact lenses, lens care solutions and pharmaceuticals and lower sales of surgical products.  Second-quarter contact lens sales increased 8 percent (10 percent in constant currency) and reflected a rebound in China, where collateral effects of the MoistureLoc recall had depressed sales in the prior year; and higher sales in Japan, where revenues increased close to 10 percent in constant currency.  Second-quarter lens care revenues grew 36 percent in Asia, reflecting the continuing recovery of this category following the MoistureLoc recall.  While higher sales were reported in every market in the region, gains were especially strong in China.  Current-year sales also benefited from the Company’s return to the market in both Hong Kong and Malaysia, where ReNu branded products had been withdrawn in 2006.  Asia region pharmaceuticals sales rose 82 percent in the second quarter (75 percent in constant currency), driven by performance in China, where collateral effects of the MoistureLoc recall had depressed prior year sales.  In addition, sales gains reflect the previously disclosed impact of the timing of finalizing annual contracts with distributors and retail accounts in China, which occurred during the second quarter of 2007 compared to the first quarter in 2006.  For the year-to-date period, constant-currency pharmaceuticals sales growth in Asia was 8 percent.  In the cataract/vitreoretinal category, sales were flat with the second quarter of 2006, and were down 5 percent in constant currency.  Refractive category sales declined 23 percent in Asia in the second quarter (26 percent in constant currency) off a low base.

Net Earnings

Major factors contributing to second-quarter 2007 net earnings include:

•                  Gross margin improved to 57.9 percent of sales, compared to 56.3 percent in 2006, reflecting a shift in the sales mix toward higher margin newer products and higher lens care sales than the prior year.  Currency had a slightly negative effect on gross margins in the second quarter.

•                  Selling, administrative and general expenses were $280.3 million in 2007, compared to $256.2 million in 2006.  The increase reflected higher legal fees associated with product liability lawsuits; higher mark-to-market expense related to deferred compensation and stock plans; professional fees incurred in connection with the proposed Warburg Pincus merger; and higher incentive compensation expense based on operating performance improvement compared to 2006.

•                  Research and development expense totaled approximately $55.0 million in the 2007 second quarter, compared to $50.0 million in 2006.

•                  Net financing expenses were $6.2 million in the second quarter of 2007 versus $13.7 in 2006, due to higher mark-to-market income on deferred compensation investments, lower waiver and consent fees associated with bank and public debt issuances, and lower interest expense due to the Company’s retiring debt in the second quarter of 2006.

•                  The effective tax rate in the second quarter of 2007 was 52.3 percent.

Liquidity Metrics

Cash and cash equivalents totaled $547.7 million at the end of the second quarter of 2007, compared to $499.9 million at the end of 2006.

•                  Cash flows from operating activities totaled $70.7 million. Positive earnings (adjusted for non-cash items) were somewhat offset by payments for taxes and interest, combined with higher accounts receivable and inventories.

•                  The Company used $48.1 for investing activities in the first six months of 2007, including $29.6 million of capital spending.

•                  Net cash inflows from financing activities totaled $23.3 million, mainly reflecting cash received from the exercise of stock options and cash outflows to pay dividends.

Company Comments on Expectations for 2007 Financial Performance

Bausch & Lomb continues to project 2007 sales of approximately $2.5 billion, representing approximately eight percent growth compared to 2006 sales prior to MoistureLoc charges.

The Company indicated that it currently expects to incur higher than originally anticipated legal expenses associated with product liability lawsuits in 2007 and merger-related expenses associated with the proposed Warburg Pincus transaction.  Except for these incremental expenses, the amount of which will depend, among other things, on the progress of the product liability litigation and the proposed merger, the Company continues to project full-year income before income taxes and minority interest of approximately $240 million in 2007 and earnings per share between $2.40 and $2.50.

Excluding cash outflows associated with the above-mentioned legal and merger expenses, the Company continues to expect to generate cash flow from operations of between $240 million and $260 million and to incur approximately $100 million of capital expenditures in 2007.

SUPPLEMENTAL INFORMATION

Product Category Sales

	Quarter Ended		Percent Increase (Decrease)
Dollar Amounts in Millions	June 30, 2007	July 1, 2006	Actual Dollars	Constant Currency

Contact Lens	$192.6	$175.4	10%	8%
Lens Care	116.0	104.0	12%	10%
Pharmaceuticals	202.9	162.1	25%	21%
Cataract/vitreoretinal	105.8	97.3	9%	5%
Refractive	32.2	32.7	(2)%	(5)%
Total Company	$649.5	$571.5	14%	11%

	Six Months Ended		Percent Increase (Decrease)
Dollar Amounts in Millions	June 30, 2007	July 1, 2006	Actual Dollars	Constant Currency

Contact Lens	$378.3	$349.1	8%	6%
Lens Care	213.6	198.4	8%	6%
Pharmaceuticals	371.1	316.6	17%	12%
Cataract/vitreoretinal	201.0	188.9	6%	2%
Refractive	64.4	64.5	—%	(3)%
Total Company	$1,228.4	$1,117.5	10%	6%

###

News Media Contact:

Michael L. McDougall
585.338.5469
mmcdougall@bausch.com

Investor Relations Contact:

Daniel L. Ritz
585.338.5802
dritz@bausch.com

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including those concerning the ability of the Company and the parties with which it contracts to develop and introduce products successfully as well as the risk factors listed from time to time in the Company’s SEC filings, including but not limited to filings on Form 10-K dated April 25, 2007, Form 12b-25 dated May 10, 2007 and Forms 10-Q dated May 30, 2007 and August 8, 2007.

Bausch & Lomb is the eye health company dedicated to perfecting vision and enhancing life for consumers around the world.  Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products.  The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world.  Founded in 1853, the Company is headquartered in Rochester, New York, and employs approximately 13,000 people worldwide.  Its products are available in more than 100 countries.  More information about the Company can be found at www.bausch.com.

TM and ® denote trademarks of Bausch & Lomb Incorporated.

Copyright Bausch & Lomb Incorporated.